Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to CMS Bancorp, Inc.’s 2007 Stock Option Plan and 2007 Recognition and Retention Plan of our report dated February 7, 2007 relating to the consolidated financial statements of CMS Bancorp, Inc., which report appears in the Registration Statement (No. 333-139176) on Form SB-2, dated December 7, 2006, as amended, for the year ended September 30, 2006 and September 30, 2005 of CMS Bancorp, Inc.

Beard Miller Company LLP

Pine Brook, New Jersey

November 30, 2007